UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2025 (November 18, 2025)
Commission File Number: 1-35106

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Nevada		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement with Dan McDermott, Chief Content Officer and President of AMC Studios
On November 18, 2025, AMC Networks Inc. (the “Company”) entered into a new employment agreement with Dan McDermott to serve as the Company’s Chief Content Officer and President of AMC Studios (the “Employment Agreement”), effective as of November 18, 2025 (the “Effective Date”) through December 31, 2028 (the “Expiration Date”). The Employment Agreement provides for Mr. McDermott’s continued employment as the Chief Content Officer of the Company and President of AMC Studios through the Expiration Date, with a minimum annual base salary of $1,625,000, retroactive to July 1, 2025. The Employment Agreement also provides for an annual target bonus opportunity equal to not less than 130% of actual salary dollars paid during the applicable year, retroactive to January 1, 2025. The Employment Agreement provides that Mr. McDermott will continue to participate, subject to his continued employment by the Company, in such long-term equity and other incentive programs that are made available in the future to similarly-situated executives of the Company. For each award cycle during the term of the Employment Agreement, it is expected that Mr. McDermott will receive annual grants of cash and equity awards with an annual aggregate target value of not less than $1,600,000, to be evenly split between cash and equity. As such, Mr. McDermott received additional grants of long-term incentive awards in respect of the 2025 award cycle with a total target value of $600,000, comprised of (i) a cash performance award with a target value of $300,000 and (ii) a grant of restricted stock units with an aggregate grant date value of $300,000, which awards will vest in accordance with the vesting schedule applicable to previously approved 2025 long-term incentive awards. Mr. McDermott remains eligible to participate in the Company’s standard benefit programs, subject to meeting the relevant eligibility requirements, payment of required premiums and the terms of the plans.
If, prior to the Expiration Date, Mr. McDermott’s employment with the Company is terminated (i) by the Company other than for cause or (ii) by Mr. McDermott for good reason and so long as cause does not then exist, then, subject to Mr. McDermott’s execution of a severance agreement (including an effective release of claims), the Company will provide Mr. McDermott with the following benefits and rights: (a) a cash severance payment in an amount determined by the Committee, but in no event less than two times the sum of Mr. McDermott’s annual base salary and annual target bonus; (b) a prorated annual bonus for the year of termination and any unpaid annual bonus for the preceding year; (c) each of Mr. McDermott’s outstanding long-term cash incentive awards will immediately vest in full and be payable to the same extent that other similarly-situated executives receive payment; (d) all of the time-based restrictions on each of Mr. McDermott’s outstanding restricted stock or restricted stock units will immediately be eliminated and will be payable or deliverable to Mr. McDermott subject to satisfaction of any applicable performance criteria; and (e) each of Mr. McDermott’s outstanding stock options and stock appreciation awards, if any, will continue to vest in accordance with their original vesting schedule.
If Mr. McDermott ceases to be an employee of the Company prior to the Expiration Date as a result of his death or physical or mental disability, and at such time cause does not exist, then, subject to Mr. McDermott’s execution of a severance agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above and each of Mr. McDermott’s outstanding equity, cash incentive, stock option, and stock appreciation awards will vest and pay in full, whether or not subject to performance criteria; provided that if any such award is subject to performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be to the same extent that other similarly-situated executives at the Company receive payment.
The Employment Agreement contains certain covenants by Mr. McDermott, including an exclusivity provision that restricts Mr. McDermott’s ability to provide services to competitive entities through the Expiration Date, if Mr. McDermott’s employment terminates prior to the Expiration Date other than by the Company or by Mr. McDermott for good reason.
The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which the Company has filed as an exhibit to this Current Report on Form 8-K.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Item

10.1	Employment Agreement, dated November 18, 2025, by and between AMC Networks Inc. and Dan McDermott.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	November 20, 2025	By:	/s/ Anne G. Kelly
Anne G. Kelly
Executive Vice President and Corporate Secretary